Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith Senior Vice President and CFO Cobra Electronics Corporation 773-804-6281 msmith@cobra.com

Media Contact:	Elizabeth Dolezal Financial Relations Board 312-640-6771 edolezal@frbir.com

COBRA ELECTRONICS REPORTS PROFITABLE THIRD QUARTER

Higher Gross Margins and Lower Expenses Drive Operating Gains

Pretax Eroded by CSV Loss on Life Insurance

CHICAGO, IL – October 29, 2008 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $142,000, or $0.02 per fully diluted share, for the third quarter of 2008, as compared to net income of $404,000, or $0.06 per fully diluted share, in the prior year’s third quarter. Operating income increased to $793,000 from $17,000 in the prior year’s quarter but was eroded by a loss of $318,000 in the cash surrender value of life insurance that the company carries to recapture the costs of deferred compensation programs for certain current and former officers of Cobra. Increased operating income was generated by improved gross margins and reduced operating expenses, offsetting a decline in sales to $33.2 million from $39.3 million in the prior year’s third quarter. On a year-to-date basis, Cobra reported net income of $1.9 million, or $0.30 per fully diluted share, as compared to a loss of $750,000, or $0.12 per share, in the prior year.

“We are pleased with Cobra’s improved operating income in the third quarter and our turnaround for the year-to-date,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “It is unfortunate that the turmoil in the financial markets overshadowed our operating results, which reflected good execution by our team to manage costs and reduce operating expenses. In spite of lower sales, gross profits were essentially equal to those of the prior year’s quarter and operating income was substantially greater due to higher gross margins and lower SG&A expenses. Although I hesitate to predict the timing of a recovery in the cash surrender value of our life insurance products, this loss is very likely to be reversed over time and the company’s strategy to use these policies to ultimately recover the costs of our deferred compensation programs has not been adversely affected.”

Cobra Third Quarter Results –     2

Net sales for the quarter declined to $33.2 million from $39.3 million in the prior year. Mobile navigation sales in the Cobra segment accounted for approximately $1.2 million of this decline, reflecting the company’s strategy to discontinue development of mass marketed mobile navigation products for the North American market and focus its efforts on niche opportunities. Additionally, sales of two-way radios, radar detectors and Citizens Band radios declined due to weak store traffic and competitive pressures. International sales for the Cobra segment increased relative to the prior year’s quarter primarily due to the strength of the two-way radio line in Canada. Net sales in the PPL segment decreased by $1.1 million, reflecting aggressive sales efforts in the second quarter, as well as a marked slowdown in the UK economy as retail same-store sales declined by more than 1% as compared to the prior year.

Cobra reported nearly across-the-board improvements in gross margins as compared to the third quarter of 2007. On a consolidated basis, Cobra’s gross margin increased to 29.2 percent from 24.8 percent in the prior year. This reflected an improvement in gross margin in the Cobra reporting segment to 27.3 percent from 23.2 percent, as well as a 52.8 percent gross margin for the PPL segment, an increase from 40.6 percent in the prior year. The gross margin in the Cobra segment was favorably impacted by a substantial reduction in airfreight, improved margins from new products and better management of inventory as fewer products were available for sale to discounters and liquidators. Additionally, results in the prior year’s quarter included significant losses on mobile navigation products that are no longer being incurred as sales of such products have been principally curtailed. PPL’s gross margin improved as the sales mix shifted to higher margin sales of proprietary data, including download fees for mobile navigation and GPS speed camera locator products.

Selling, general and administrative expenses declined to $8.9 million in the third quarter from $9.7 million in the prior year. This decline represents a concerted effort by management to curtail expenses and includes headcount reductions and lower professional fees, as well as lower variable selling expenses on lower sales. “As noted in our prior press releases, we have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments,” said Mr. Bazet. “We are pleased with the continued progress in this area and intend to remain focused on these efforts.”

Cobra also recorded other expenses of $135,000 in the third quarter, as compared to other income of $212,000 in the same quarter of the prior year. The most significant element of this swing was a $318,000 loss on the cash surrender value of life insurance that the company owns for the purpose of funding deferred compensation programs for several current and former officers of the company; in the prior year’s quarter, the company had a cash surrender loss of $27,500. The loss was generated as the investment vehicles in which the cash was invested declined in value in line with the overall financial markets. Additionally, there was $254,000 of foreign exchange income in 2007 compared to foreign exchange income of $20,000 in 2008.

Results for the first nine months of 2008 also demonstrated considerable improvement as compared to the prior year. As noted above, net income for the year-to-date was $1.9 million or $0.30 per fully diluted share as compared to a net loss of $750,000, or $0.12 per share, for the first three quarters of 2007. This substantial improvement in earnings, generated in spite of a decline in sales to $96.4 million from $110.5 million last year, was driven by improved gross margins, which increased to 31.2 percent from 23.7 percent last year, and by lower operating expenses, which declined to $26.0 million in the current year from $28.4 million in the prior

Cobra Third Quarter Results –     3

year. Offsetting, in part, these improved operating results were other expenses of $441,000 as compared to other income of $827,000 last year. The primary driver for these expenses was a decline of $780,000 in the cash surrender value of life insurance that is used to fund deferred compensation programs for certain current and former executives of the company; this decline is the result of the overall decline in the financial markets and will not affect the company’s ability to meet its obligations to these executives or recover the designated costs of the deferred compensation programs. Other income in the prior year included a gain on the cash surrender value of life insurance of $193,000, as well as exchange gains, royalty income and promotional funds from a provider of navigation data.

Cobra maintained its strong balance sheet position during the third quarter. The company had interest-bearing debt of $14.2 million as of September 30, 2008 and cash of $3.6 million, for net debt of $10.6 million, as compared to net debt of $18.2 million in the prior year. Inventory at the end of the third quarter declined to $29.6 million from $37.0 million the prior year and accounts receivable at the end of the quarter were $22.8 million, an increase from $21.1 million one year earlier. Net book value per share as of September 30, 2008 decreased to $10.06 from $10.56 one year ago.

The second and final earn-out period under the purchase agreement pursuant to which the company acquired PPL concluded as of May 31, 2008. The aggregate amount of the earn-out payment payable to the former shareholders of PPL was £4.6 million and is included on the September 30, 2008 balance sheet as accounts payable with a corresponding increase in goodwill of $8.5 million. This payment was made to the shareholders in October 2008 using cash on hand and borrowings under the company’s credit facility.

Mr. Bazet concluded with the company’s outlook for the fourth quarter of 2008, and reaffirmed earlier guidance. “We remain cautious regarding the course of the economy and the pace of consumer spending in response to the significant decline in the financial markets, higher gas prices, increased unemployment and the decline in housing values. Nevertheless, Cobra expects to meet our goal of returning to profitability in 2008, although revenue is likely to decline from the prior year, as we only selectively pursue niche opportunities in mobile navigation in North America and store traffic moderates. This pattern is likely to be evident in fourth quarter results, as we anticipate lower revenue but an improved bottom line relative to the prior year.”

Cobra will be conducting a conference call on October 29, 2008 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra Third Quarter Results –     4

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results –     5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net sales	$33,242	$39,283	$96,418	$110,534
Cost of sales	23,538	29,550	66,358	84,333

Gross profit	9,704	9,733	30,060	26,201
Selling, general and administrative expense	8,911	9,716	26,002	28,384

Earnings (loss) from operations	793	17	4,058	(2,183)
Other income (expense):
Interest expense	(231)	(419)	(775)	(1,149)
Other, net	(135)	212	(441)	827

Earnings (loss) before taxes	427	(190)	2,842	(2,505)
Tax provision (benefit)	285	(596)	895	(1,768)
Minority interest	0	(2)	(14)	(13)

Net earnings (loss)	$142	$404	$1,933	$(750)

Net earnings (loss) per common share:
Basic	$0.02	$0.06	$0.30	$(0.12)
Diluted	$0.02	$0.06	$0.30	$(0.12)

Weighted average shares outstanding:
Basic	6,471	6,469	6,471	6,454
Diluted	6,471	6,576	6,471	6,454

Dividends declared per common share	$—	$—	$0.16	$0.16

Cobra Third Quarter Results –     6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2008	September 30, 2007
ASSETS:
Current assets:
Cash	$3,552	$1,492
Accounts receivable, net	22,775	21,065
Inventories, net	29,568	36,986
Other current assets	11,367	15,853

Total current assets	67,262	75,396
Property, plant and equipment, net	5,803	7,300
Total other assets	37,857	35,921

Total assets	$110,922	$118,617

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$13,163	$8,415
Accrued liabilities	7,892	9,628
Short-term debt	1,240	1,490

Total current liabilities	22,295	19,533

Non-current liabilities:
Long-term debt	13,000	18,206
Deferred taxes	2,630	5,213
Deferred compensation	6,809	6,339
Other long-term liabilities	1,039	960

Total non-current liabilities	23,478	30,718

Minority interest	34	13

Total shareholders’ equity	65,115	68,353

Total liabilities and shareholders’ equity	$110,922	$118,617